Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated James Hardie Industries plc Long Term Incentive Plan 2006, to be filed with the Securities and Exchange Commission on or about August 15, 2014, of our reports dated May 22, 2014 with respect to the consolidated financial statements of James Hardie Industries plc and the effectiveness of internal control over financial reporting of James Hardie Industries plc included in its Annual Report (Form 20-F) for the year ended March 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

August 15, 2014